EXHIBIT 14

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 7/14/25 to 7/24/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
7/14/2025	Sell	220,000	15.23
7/16/2025	Sell	184,744	14.82
7/17/2025	Sell	73,757	14.82
7/18/2025	Sell	231,499	14.91
7/21/2025	Sell	45,000	14.93
7/22/2025	Sell	115,600	14.91
7/23/2025	Sell	153,661	14.96
7/24/2025	Sell	245,739	14.98